EXHIBIT 10.19

                           THE SPORTS AUTHORITY, INC.
                           DEFERRED COMPENSATION PLAN

                           (Adopted November 20, 1997)

This Plan (the "Plan") has been adopted by The Sports Authority, Inc., a Delaware corporation (the "Company"), to enable certain employees of the Company and its wholly-owned subsidiaries to defer part of their salaries and bonuses upon the terms and conditions set forth herein.

         1. ADMINISTRATION

The Plan shall be administered by or at the direction of the Vice President - Human Resources (the "Plan Administrator"). The Plan Administrator shall have full power and authority to interpret and administer the Plan.

         2. AUTHORIZATION OF PLAN YEARS; ELIGIBILITY OF EMPLOYEES

Unless the Compensation Committee of the Board of Directors (the "Committee") determines otherwise more than thirty (30) days before the beginning of a calendar year, such calendar year shall be a Plan Year. Each employee who is an officer or operating director of the Company or a wholly-owned subsidiary at the beginning of the Plan Year shall be eligible to participate in the Plan during such Plan Year (the "Participants"). The Plan Administrator shall cause each Participant to be notified promptly of his or her selection as such, and shall identify the Company representative to whom he or she may deliver his or her election form referred to in Section 3.

         3. PARTICIPANT DEFERRAL ELECTIONS

Before the first day of a Plan Year, each Participant may irrevocably elect to defer receipt of all or part of his or her salary payable during the Plan Year and to defer receipt of all or part of his or her bonus earned under the Annual Incentive Bonus Plan during the fiscal year commencing in such Plan Year. The portion of salary or bonus so deferred shall be an integral multiple of 1% thereof, rounded to the nearest whole dollar. Each Participant's election shall be effective when actually received by the Plan Administrator.

At the time of making his deferral election, the Participant shall elect to receive the amount of salary or bonus deferred for the applicable Plan Year (with interest thereon, as provided in Section 4) either (a)

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in one installment on a date determined by the Company during the first January after cessation of the Participant's active employment, or (b) in one installment on a date determined by the Company during the the earlier of (i) the first January after cessation of the Participant's active employment, or
(ii) January of a year selected by the Participant, which shall not be sooner than the fourth year after the end of such Plan Year (a "date certain payment").

         4. DEFERRED ACCOUNTS

A deferred account shall be set up on the books of the Company for all payments of salary and bonus deferred under the Plan. Salary and bonus shall be credited to such account on the date or dates such amounts would otherwise be paid to the Participant. All amounts deferred under the Plan shall be fully vested at all times.

As of the end of each calendar quarter after any amount is credited to a Participant's deferred account, until payment of the balance in such account has been completed pursuant to Section 5, interest shall be credited to such account on the then outstanding balance therein (including any interest previously credited thereto). Such interest for each period from January 1 through June 30 and July 1 through December 31 shall equal two percent (2%) plus the rate shown for "Corporate 10+ year Medium Quality" bonds, as reported in THE WALL STREET JOURNAL published on the last business day preceding each such period, or an equivalent measure as determined by the Plan Administrator if such rates are no longer reported as stated above.

Each Participant shall receive a statement of his or her deferred account as of the end of each calendar year.

         5. PAYMENTS

The Company shall pay to each Participant, in one installment, an amount in cash equal to the amount of cash then credited to such Participant's deferred account (including interest accrued to the date of payment) on a date determined by the Company during the first January after cessation of the Participant's active employment. If a Participant has elected a date certain payment for the salary or bonus deferred from a Plan Year, the Company shall pay such portion (including interest thereon to the date of payment) in accordance with such election. If the Participant dies before receiving the payment hereunder, the amount thereof shall be paid to the beneficiary designated under the Company's basic group life insurance, or if none is so designated, to the Participant's estate.

A Participant who attains age 55 and has completed 10 years of active employment with the Company shall be entitled to receive the amounts in his deferred accounts in either five or ten approximately equal annual installments payable during January, by electing such installment payments not later than September 30 of the year before the year in which his active employment terminates; provided that such election shall not be available with respect to a date certain payment if the Participant is actively employed by the Company on January 1 of the year in which such payment is due to be paid. Amounts payable in annual installments shall be payable as follows: If the amount is payable over X years, the

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first installment shall be in an amount equal to the deferred account divided by
X, the second annual installment shall be in an amount equal to the remaining deferred account (including the additional interest accrued as provided in Section 4) divided by (X-1), and so forth.

If a Participant dies before all such installments are paid, all remaining amounts shall be paid to the beneficiary designated under the Company's basic group life insurance, or if none is so designated, to the Participant's estate, over the same period as previously elected by the Participant.

The Company may pay to a Participant or beneficiary, on such terms and conditions as the Plan Administrator may establish, such part or all of the Participant's deferred account as the Plan Administrator may, based upon substantial evidence submitted by the Participant or beneficiary, determine to be necessary to alleviate hardship caused by an Unforeseeable Emergency. For purposes of this Plan, the term "Unforeseeable Emergency" shall mean (a) a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of a Participant; (b) a loss of the Participant's property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control. Such payment will be made only at a Participant's written request and with the express approval of the Plan Administrator, and will be made on a date selected by the Plan Administrator in his sole discretion. An unforeseeable emergency distribution shall be limited to the amount reasonably needed to meet the emergency. The balance of the Participant's deferred accounts, if any, will continue to be governed by the terms of this Plan.

         6. AMENDMENTS; TERMINATION

The Board of Directors may at any time or from time to time amend, suspend or terminate the Plan in whole or in part. The Board of Directors may delegate its authority to amend the Plan to the Committee. Specifically, the Plan may be amended at any time to accelerate all remaining payments to all Participants. However, no such amendment or termination may diminish the Company's obligation to pay the amounts in each Participant's deferred accounts or to reduce the accrual of interest thereon. If the Plan is terminated or amended, the Plan Administrator shall promptly notify all Participants affected thereby.

         7. MISCELLANEOUS

         (a) The Plan Administrator's interpretations of the Plan and actions hereunder shall be binding and conclusive on all persons for all purposes. No officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith.

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         (b) The Company shall not be obligated to set aside any funds to pay amounts deferred hereunder, or interest thereon. The Company's obligation hereunder shall constitute a general unsecured obligation, payable solely out of its general assets, and no Participant shall have any right to specific assets.

         (c) The right of a Participant or any other person to a payment hereunder shall not be assigned, transferred, pledged or encumbered.

         (d) Nothing herein shall be construed as conferring on any Participant the right to continue in the employ of the Company in any capacity.

         (e) The Plan shall be binding on and inure to the benefit of the Company, its successors and assigns and each Participant and his or her heirs, executors, administrators and legal representatives, provided that continuance of the Plan is not assumed as a contractual obligation of the Company.

         (f) The Plan shall be construed in accordance with, and governed by, the laws of the State of Delaware.